UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                SCHEDULE 13G
                 Under the Securities Exchange Act of 1934
                             (Amendment No. 3)*


                      Highlands Insurance Group, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                   Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
                       (Title of Class of Securities)


                                 431032101
                          ------------------------
                               (CUSIP Number)


                             December 31, 2001
--------------------------------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  |_|      Rule 13d-1(b)
                  |X|      Rule 13d-1(c)
                  |_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                           Page 1 of 11 pages

CUSIP No. 431032101                  13G                    Page 2 of 11 Pages
--------------------------                                 ---------------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                              Waveland Partners, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                      Illinois
--------------------------------------------------------------------------------

          NUMBER OF                  5       SOLE VOTING POWER
            SHARES
         BENEFICIALLY                        832,000 shares of Common Stock
           OWNED BY              -----------------------------------------------
             EACH                    6       SHARED VOTING POWER
          REPORTING
            PERSON                             -0- shares of Common Stock
             WITH                -----------------------------------------------
                                     7       SOLE DISPOSITIVE POWER

                                             832,000  shares of Common Stock
                                 -----------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             -0- shares of Common Stock
--------------------------------------------------------------------------------
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      832,000 shares of Common Stock
--------------------------------------------------------------------------------
 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
--------------------------------------------------------------------------------
 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                        6.3% of the Common Stock
--------------------------------------------------------------------------------
 12       TYPE OF REPORTING PERSON*

                       PN
--------------------------------------------------------------------------------

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                             Page 2 of 12 pages

CUSIP No. 431032101                 13G                     Page 3 of 11 Pages
-----------------------                                 ------------------------


--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                       Waveland Capital Management L.P.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                      Illinois
--------------------------------------------------------------------------------

          NUMBER OF                  5       SOLE VOTING POWER
            SHARES
         BENEFICIALLY                        832,000 shares of Common Stock
           OWNED BY              -----------------------------------------------
             EACH                    6       SHARED VOTING POWER
          REPORTING
            PERSON                           -0- Shares of Common Stock
             WITH                -----------------------------------------------
                                     7       SOLE DISPOSITIVE POWER

                                             832,000 shares of Common Stock
                                  ----------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             -0- shares of Common Stock
--------------------------------------------------------------------------------
     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      832,000 shares of Common Stock
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                            6.3% of the Common Stock
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                            PN
--------------------------------------------------------------------------------

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                             Page 3 of 12 pages

CUSIP No. 431032101                 13G                    Page 4 of 11 Pages
----------------------------                          --------------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                         Clincher Capital Corporation
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                      Illinois
--------------------------------------------------------------------------------

          NUMBER OF                  5       SOLE VOTING POWER
            SHARES
         BENEFICIALLY                        832,000 shares of Common Stock
           OWNED BY               ----------------------------------------------
             EACH                    6       SHARED VOTING POWER
          REPORTING
            PERSON                           -0- shares of Common Stock
             WITH                 ----------------------------------------------
                                     7       SOLE DISPOSITIVE POWER

                                             832,000 shares of Common Stock
                                  ----------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             -0- shares of Common Stock
--------------------------------------------------------------------------------
     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      832,000 shares of Common Stock
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                         [ ]
-------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      6.3% of the Common Stock
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                        CO
--------------------------------------------------------------------------------

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                             Page 4 of 12 pages

CUSIP No. 431032101                 13G                     Page 5 of 11 Pages
----------------------------                            ------------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                     Waveland Capital Management, LLC
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                      Illinois
--------------------------------------------------------------------------------

          NUMBER OF                  5       SOLE VOTING POWER
            SHARES
         BENEFICIALLY                        832,000 shares of Common Stock
           OWNED BY                ---------------------------------------------
             EACH                    6       SHARED VOTING POWER
          REPORTING
            PERSON                           -0- shares of Common Stock
             WITH                  ---------------------------------------------
                                     7       SOLE DISPOSITIVE POWER

                                             832,000 shares of Common Stock
                                   ---------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             -0- shares of Common Stock
--------------------------------------------------------------------------------
     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      832,000 shares of Common Stock
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        [ ]
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                         6.3% of the Common Stock
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                             OO
--------------------------------------------------------------------------------

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                            Page 5 of 12 pages

CUSIP No. 431032101                13G                       Page 6 of 11 Pages
----------------------------                          --------------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                                        Waveland Partners, Ltd.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                               Cayman Islands
--------------------------------------------------------------------------------

          NUMBER OF                  5       SOLE VOTING POWER
            SHARES
         BENEFICIALLY                        832,000 shares of Common Stock
           OWNED BY               ----------------------------------------------
             EACH                    6       SHARED VOTING POWER
          REPORTING
            PERSON                           -0- shares of Common Stock
             WITH                 ----------------------------------------------
                                     7       SOLE DISPOSITIVE POWER

                                             832,000 shares of Common Stock
                                  ----------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             -0- shares of Common Stock
--------------------------------------------------------------------------------
     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      832,000 shares of Common Stock
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       6.3% of the Common Stock
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

                       OO
--------------------------------------------------------------------------------

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                             Page 6 of 12 pages

CUSIP No. 431032101                  13G                    Page 7 of 11 Pages
--------------------------                            --------------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Waveland International, Ltd.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                               Cayman Islands
--------------------------------------------------------------------------------

          NUMBER OF                  5       SOLE VOTING POWER
            SHARES
         BENEFICIALLY                        832,000 shares of Common Stock
           OWNED BY              -----------------------------------------------
             EACH                    6       SHARED VOTING POWER
          REPORTING
            PERSON                           -0- shares of Common Stock
             WITH                -----------------------------------------------
                                     7       SOLE DISPOSITIVE POWER

                                             832,000 shares of Common Stock
                                 -----------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             -0- shares of Common Stock
--------------------------------------------------------------------------------
     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      832,000 shares of Common Stock
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                         [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                          6.3% of the Common Stock
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                       OO
--------------------------------------------------------------------------------

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                             Page 7 of 11 pages

Item 1(a).       Name of Issuer:

                 Highlands Insurance Group, Inc.

      (b).       Address of Issuer's Principal Executive Offices:

                 1000 Lenox Drive, Lawrenceville, New Jersey 08648

Item 2(a).       Name of Person Filing:

                 This statement is being filed by Waveland International, Ltd., a Cayman Islands exempted company ("Waveland International"), Waveland Partners L.P., an Illinois limited partnership ("Waveland"), Waveland Capital Management, L.P., an Illinois limited partnership ("Waveland Capital"), Clincher Capital Corporation, an Illinois corporation ("Clincher"), Waveland Capital Management, LLC, an Illinois limited liability company ("Waveland LLC") and Waveland Partners, Ltd., a
                 Cayman Islands exempted company ("Partners Ltd." and together with Waveland International, Waveland, Waveland Capital, Clincher and Waveland LLC, the "reporting persons").

      (b).       Address of Principal Business Office or, if None, Residence:

                 227 W. Monroe, Suite 4800, Chicago, Illinois 60606

      (c).       Citizenship:

                 Waveland International, Ltd.              Cayman Islands
                 Waveland Partners, L.P.                   Illinois
                 Waveland Capital Management, L.P.         Illinois
                 Clincher Corporation                      Illinois
                 Waveland Capital Management, LLC          Illinois
                 Waveland Partners, Ltd.                   Cayman Islands

      (d).       Title of Class of Securities:

                 Common Stock, $.01 par value per share ("Common Stock")

      (e).       CUSIP Number:

                 431032101




                            Page 8 of 11 pages

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                 (a)  [ ]  Broker or dealer registered under Section 15 of
                           the Exchange Act (15 U.S.C.78o);
                 (b)  [ ]  Bank as defined in Section 3(a)(6) of the Exchange
                           Act (15 U.S.C. 78c);
                 (c)  [ ]  Insurance company as defined in Section
                           3(a)(19) of the Exchange Act (15 U.S.C. 78c);
                 (d)  [ ]  Investment company registered under Section 8
                           of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
                 (e)  [ ]  An investment adviser in accordance with Rule
                           13d-1(b)(1)(ii)(E); (f) o An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
                 (g)  [ ]  A parent holding company or control person in
                           accordance with Rule 13d-1(b)(1)(ii)(G);
                 (h)  [ ]  A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
                 (i)  [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);
                 (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.          Ownership.

       (a).      Amount Beneficially Owned:

                 Waveland International has acquired 832,000 shares of Common Stock. Each of the other reporting persons may be deemed to share beneficial ownership of the Common Stock acquired by Waveland International.

       (b).      Percent of Class:

                 6.3% of the Common Stock as of September 30, 2001 (as reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).

       (c).      Number of shares as to which such person has:

                 (i).     Sole power to vote or to direct the vote:

                          The reporting persons have the sole power to vote or direct the vote of 832,000 shares of Common Stock.

                 (ii).    Shared power to vote or to direct the vote:

                          None.

                 (iii). Sole power to dispose or to direct the disposition of:

                          The reporting persons have the sole power to dispose or to direct the disposition of 832,000 shares of Common Stock.

                 (iv). Shared power to dispose or to direct the disposition of:

                          None.



                            Page 9 of 11 pages

Item 5.      Ownership of Five Percent or Less of a Class.


             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following o.


Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

             Not applicable.

Item 8.      Identification and Classification of Members of the Group.

             Not applicable.

Item 9.      Notice of Dissolution of Group.

             Not applicable.

Item 10.     Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.





                            Page 10 of 11 pages

                                 SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2002

WAVELAND PARTNERS, L.P.
By:      Waveland Capital Management, L.P.
         Its: General Partner
         By:  Clincher Capital Corporation
              Its: General Partner

              By:  /s/ David S. Richter
                  ---------------------------
                  David S. Richter, President

WAVELAND CAPITAL MANAGEMENT, L.P.
By:      Clincher Capital Corporation
         Its: General Partner

         By: /s/ David S. Richter
            -----------------------------
              David S. Richter, President

CLINCHER CAPITAL CORPORATION


By: /s/  David S. Richter
   ---------------------------------
     David S. Richter, President

WAVELAND CAPITAL MANAGEMENT, LLC


By: /s/  David S. Richter
   ---------------------------------
     David S. Richter, President

WAVELAND PARTNERS, LTD.


By: /s/  David S. Richter
   ---------------------------------
     David S. Richter, Director

WAVELAND INTERNATIONAL, LTD.


By: /s/  David S. Richter
   ---------------------------------
     David S. Richter, Director



                                Page 11 of 11 Pages